Exhibit 10.1

December 31, 2018

Arthur M. Coppola

401 Wilshire Boulevard, Suite 700

Santa Monica, CA 90401

Re: Consulting Agreement

Dear Art,

On behalf of the Board of Directors (the “Board”) of The Macerich Company (the “Company”), I want to thank you for your many years of service to the Company, during which you have demonstrated remarkable leadership and have made immeasurable contributions to the Company. We appreciate your willingness to provide continued support and expertise to the Company. This letter agreement (this “Agreement”) sets forth the arrangements between you and the Company with respect to your retirement from active employment, effective as of the close of business (5:00pm Pacific Time) on December 31, 2018 (your “Retirement Date”), and your service thereafter as a transitional advisor to the Board.

1.	Employment Relationship.

a.

Effective as of the close of business (5:00pm Pacific Time) on the Retirement Date, you ceased to hold your position as Chief Executive Officer of the Company. Through and including your Retirement Date, you continued to receive compensation and employee benefits on the same basis as in effect during calendar year 2018, subject to the terms and conditions of the Company’s compensation and benefits plans as in effect from time to time. You will be eligible to receive an annual cash incentive compensation award for 2018, as determined by the Compensation Committee of the Board in the ordinary course of business consistent with the terms of the applicable incentive plan and performance for 2018. Any such award will be payable at the same time that 2018 annual cash incentive compensation awards are paid to other senior executives of the Company (but no later than March 15, 2019).

b.

Effective as of the close of business (5:00pm Pacific Time) on the Retirement Date, you have retired from employment with the Company and in connection therewith you hereby resign all offices and directorships at the Company and its affiliates. Also effective as of the close of business (5:00pm Pacific Time) on the Retirement Date, you have ceased participation in all compensation (including severance), benefit and perquisite plans and programs of the Company and its affiliates.

2.

Consulting Relationship. Commencing on your Retirement Date and ending on December 31, 2019 (the “Consulting Term”), you will provide the Services (as defined below) to the Company as a consultant. During the Consulting Term:

a.	You will serve as a transitional advisor to Company, reporting to the Board of Directors of the Company (the “Board”) or its designee, advising the Company on the digitally native vertically integrated retailer project as requested by the Chief Executive Officer. You will report to the Chief Executive Officer of the Company as the Board’s designee unless the Board designates an alternative individual for you to report to. You agree to be available to perform such consulting services during normal business hours, at times and on schedules that reasonably accommodate your other personal or business activities and commitments. The services described in this Section 2.a. are referred to as the “Services”.

b.

You will receive an advisory fee in respect of such Services of $2.2 million, which will be paid in substantially equal monthly installments in arrears in the form of cash, with such first payment for the month of January 2019 to be made in February 2019 (the “Consulting Fee”). The Company will also provide you with your current or an equally qualified executive assistant on the same basis as prior to your Retirement Date, with such assistant to remain an employee of the Company and receive compensation and benefits consistent with past practice (and if his or her employment with the Company ceases, a suitable replacement to be selected by you); provided, however, that you will reimburse the Company for such assistant’s services to you on a monthly basis based on a mutually agreed upon reasonable hourly rate. The Company will also provide you with reasonable business expense reimbursement based on the Company’s policies as they may be in effect from time to time. The Company will also provide you reasonable business travel expense reimbursements in respect of business travel requested by the Chief Executive Officer of the Company, which reimbursements shall be based on the Company’s policies as they may be in effect from time to time. You will be solely responsible for any taxes due as a result of the payment of the Consulting Fee and any other compensation in respect of the Services.

c.

If you are unable to perform the Services requested by the Company on account of your death or Disability, the Consulting Term will terminate, you will not be deemed to be in breach of your obligations under this Agreement, and the Company shall accelerate and pay the remainder of the unpaid Consulting Fee in a lump sum payment on or within 30 days after the termination date. For purposes of this Agreement, “Disability” means your inability to perform substantial gainful activity of your own occupation by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

d.

In the event of the occurrence of a Change in Control, as that term is defined in The Macerich Company Change in Control Severance Plan for Senior Executives, the Consulting Term will terminate, you will not be deemed to be in breach of this Agreement, and the Company shall accelerate and pay the remainder of the unpaid Consulting Fee in a lump sum payment on or within 30 days after the Change in Control date.

If you breach any of your obligations under this Agreement, the Consulting Term shall terminate, you shall have no further obligation to provide the Services hereunder, and you shall not be entitled to any earned but unpaid Consulting Fee in respect of the portion of the Consulting Term (if any) prior to the date of termination.

e.

You will not be entitled to participate in any vacation, medical, retirement, severance (including the Change in Control Severance Pay Plan for Senior Executives) or other health and welfare or fringe benefit plan of the Company, and you will not make any claim of entitlement under any such employee plan, program or benefit on the basis of the Services; provided, however, that this does not supersede or otherwise affect your rights to continued medical, dental or group health following the Retirement Date pursuant to COBRA.

f.

You will operate at all times as an independent contractor of the Company and nothing herein shall be construed as creating an employer/employee relationship. You will not be authorized to act as an agent of the Company or its affiliates or make commitments on behalf of the Company or its affiliates or bind the Company or its affiliates to any obligation whatsoever, except as authorized in advance in writing by the Board. As an independent contractor, you will be responsible for the payment of all taxes required to be paid in respect of the Consulting Fee, as the Company cannot withhold or remit tax payments for its independent contractors.

3.

Treatment of LTIP Units. Your equity compensation awards that are outstanding as of the date of this Agreement (other than outstanding LTIP Units (as defined under the Company’s 2003 Equity Incentive Plan, as amended and restated on May 26, 2016 (the “Plan”)) and other awards that are fully earned and vested) are set forth on Exhibit A hereto (the “Awards”). Your retirement as of the Retirement Date constitutes a “Retirement” under the terms of the Award agreements applicable to such Awards (“Retirement”), and a summary of the treatment of your Awards upon your Retirement is set forth on Exhibit A hereto. Pursuant to the definition of Retirement in your performance-based Award agreements, in the event that you engage in any Competitive Activities (as defined in the applicable Award agreement) prior to the last day of the applicable Performance Period (as defined in the applicable Award agreement) then, without limiting any remedy the Company may have for breach under any arrangement to which it is a party with you or your affiliates, you will forfeit without consideration any performance-based Awards for which the Performance Period has not concluded as of the date of such Competitive Activities. You will continue to be entitled to distributions on vested and unvested LTIP Units, either service-based or performance-based, and will receive payment of additional distributions by wire transfer of same day funds to an account or accounts specified in writing by you (with any changes to such accounts to be provided to the Company in writing). The service-based and performance-based LTIP Units set forth on Exhibit A hereto shall continue to be governed by the applicable Award agreements and the Plan.

4.

Release. On each of the Retirement Date and on the last day of the Consulting Term, the Company shall deliver to you a release of claims in the form set forth in Exhibit B attached to this Agreement (the “Release”), for your execution. The payments and benefits provided for in this Agreement (including, without limitation, any payment of the Consulting Fee under Section 2 and the treatment of the LTIP Units as set forth in Section 3 above to the extent provided by the applicable Award agreements and the Plan) shall be paid subject to your execution and non-revocation of the Release in accordance with the terms thereof following each of the Retirement Date and the last day of the Consulting Term.

5.	Indemnification and Insurance.

a.

You will continue to be covered under any errors and omissions or other liability insurance covering officers and directors (“Insurance”) for the periods that you are or were serving as an employee, officer, director or consultant of or to the Company or any subsidiary or affiliate in accordance with the terms of such Insurance, which the Company shall continue to maintain for the benefit of you in respect of your period of service with the Company at least through all applicable statute of limitations periods; provided that the Company shall not be prohibited from amending or replacing the Insurance and the Company shall provide you with notice of any material modification of the Insurance.

b.

Notwithstanding any provisions of this Agreement to the contrary, the terms of any indemnification agreement or provision applicable to you by reason of the fact that you are or were serving as an employee, officer, director or consultant of or to the Company or any subsidiary or affiliate thereof shall survive your termination of employment and any expiration or termination of this Agreement. Notwithstanding the terms of any indemnification agreement, the Company shall continue to indemnify you for your prior services to the Company or at the Company’s request to another entity to the maximum extent permitted under Maryland law, and to pay or reimburse reasonable expenses in advance of the final disposition of the proceeding to the maximum extent permitted from time to time by the laws of Maryland, provided, that you shall be required to repay any advanced amounts if the standard of conduct for indemnification thereunder is not met.

6.	Covenants.

a.

Without limiting any other restriction to which you may be subject, you will, through and at all times following the date of this Agreement, refrain from disparaging, criticizing or denigrating any Company Releasees (as defined in Exhibit B) in any public medium or forum and refrain from engaging in or assisting in any litigation against the Company relating to anything referring to or occurring prior to the date of this Agreement unless ordered by a court to do so.

b.

You agree, through one year following the last day of the Consulting Term, to not employ, retain or engage (as an employee, consultant or independent contractor), or induce or attempt to be employed, retained or engaged, any person who is or was within 12 months preceding the last day of the Consulting Term an employee, consultant or independent contractor of the Company (an “Employee”), or to encourage an Employee to terminate his or her employment with the Company. If, at any time during your employment with the Company or at any time during the Consulting Term, you engage in any Competitive Activities (as defined in your Company LTIP Unit Award Agreement (Performance-Based)), you will (i) forfeit your right to any unpaid portion of the Consulting Fee and (ii) return any portion of the Consulting Fee that was paid to you during the time that you engaged in the

Competitive Activities, with such to the Company in a lump sum within ten (10) business days following your receipt of written notice that you have engaged in such Competitive Activities.

c.

The Company shall, through and following the date of this Agreement, (i) refrain from and (ii) instruct and, during their service to the Company, take commercially reasonable efforts to cause, the members of the Board and Edward C. Coppola, Thomas E. O’Hern, and Ann C. Menard to refrain from, disparaging, criticizing or denigrating you in any public medium or forum. You shall, through and following the date of this Agreement, refrain from disparaging, criticizing or denigrating any Company Releasees in any public medium or forum.

d.

You and the Company agree that the covenants set forth in this Agreement shall be enforced to the fullest extent permitted by law. Accordingly if, in any judicial proceedings, a court shall determine that such covenant is unenforceable for any reason, including, without limitation, because it covers too extensive a geographical area or survives too long a period of time, then you and the Company intend that any such covenant shall be deemed to cover only such maximum geographical area and maximum period of time, if applicable, and/or shall otherwise be deemed to be limited in such manner, as will permit enforceability by such court. In the event that any one or more of such covenants shall, either by itself or together with other covenants be adjudged to go beyond what is reasonable in all the circumstances for the protection of the interests of the Company, but would be adjudged reasonable if any particular covenant or covenants or parts thereof were deleted, restricted, or limited in a particular manner, then the said covenants shall apply with such deletions, restrictions, or limitations, as the case may be. You and the Company further agree that the covenants set forth in this Agreement are reasonable in all circumstances for the protection of the legitimate interests of the Company and the Company Releasees.

e.

You agree that at the request of the Company, you will execute, and deliver such further documents and instruments as may be reasonably necessary to carry out and effectuate fully the transition provided for herein including, without limitation, assigning your ownership interest in the one (1) Series A Preferred Share of Macerich PPR Corp (“PPR Corp”) that you currently hold to a designated officer in exchange for the Redemption Price that would otherwise be paid if PPR Corp were to redeem such interest pursuant to Section 5, Exhibit A of the Articles of the Amendment and Restatement of Macerich PPR Corp.

7.

Section 409A and Other Taxes. It is the intent of the parties that any amounts payable under this Agreement shall be exempt from or otherwise comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. The parties intend that the terms and provisions of this Agreement shall be interpreted and applied in a manner that satisfies the requirements and exemptions of Section 409A of the Code and, to the maximum extent permitted, this Agreement shall be interpreted so as to comply with Section 409A of the Code. With respect to any provision of this

Agreement that provides for reimbursement of costs and expenses or in-kind benefits, the right to reimbursement or benefits may not be exchanged for any other benefit, and the amount of expenses eligible for reimbursement (or in-kind benefits paid) in one year shall not affect amounts reimbursable or provided as in-kind benefits in any subsequent year. All expense reimbursements paid pursuant to this Agreement that are taxable income to you shall in no event be paid later than the end of the calendar year next following the year in which you incur the expense. Any payments due to you under Sections 1 and 3 shall be subject to applicable withholding taxes to be withheld and remitted by the Company.

8.

Miscellaneous. This Agreement shall be binding upon you and upon your respective heirs, administrators, representatives, executors, successors and assigns, and shall ensure to the benefit of you and your heirs, administrators, representatives, executors, successors and assigns. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach. This Agreement may not be amended or modified other than by a written agreement executed by you and an authorized officer of the Company. Should any provision of this Agreement be declared or determined by any court or by an arbitrator to be illegal or invalid, the validity of the remaining parts, terms and provisions shall not be affected thereby and the illegal or invalid part, term or provision shall not be deemed to be a part of this Agreement.

9.

Complete Agreement. You acknowledge that, except as provided for in this Agreement and the Award Agreements, which are expressly incorporated herein by reference, this Agreement constitutes the entire and exclusive agreement between the Company and you with respect to the subject matter hereof and that no other promise, inducement or agreement has been made to you in connection with the subject matter hereof.

10.

Governing Law; Dispute Resolution. You agree that this Agreement shall be construed and enforced pursuant to the internal laws of the State of California, without regard to conflicts of law principles. If a dispute or claim shall arise with respect to (i) any of the terms or provisions of this Agreement, or the performance of any party hereunder, or (ii) matters relating to this Agreement, then the aggrieved party may, by notice as herein provided and given no later than the expiration of the statute of limitation that California state law prescribes for such a claim, require that the dispute be submitted under the Judicial Arbitration and Mediation Services, Inc. (“JAMS”). The JAMS Employment Arbitration Rules & Procedures in effect at the time of the claim or dispute is arbitrated will govern the procedure for the arbitration proceedings between the parties, except as expressly set forth herein. The written decision of the arbitrator shall be binding and conclusive on the parties. Judgment may be entered in any court having jurisdiction and the parties consent to the jurisdiction of the Superior Court of Los Angeles County, California for this purpose. Any arbitration undertaken pursuant to the terms of this Agreement shall occur in Los Angeles County, California unless the parties mutually agree in writing to some other venue. This arbitration obligation shall not apply to any action by the Company or its affiliates for injunctive or other equitable relief.

[Signature Page Follows]

Sincerely,

THE MACERICH COMPANY

/s/ Ann C. Menard
Ann C. Menard
Executive Vice President and Chief Legal Officer

ACKNOWLEDGED AND AGREED:

/s/ Arthur M. Coppola
Arthur M. Coppola

[Signature Page to A. Coppola Retirement Agreement]

Exhibit A

Awards

Service-Based LTIP Units

	Vesting Date
Grant Date	December 31, 2018	December 31, 2019	December 31, 2020
January 1, 2016(1)	9,295	—	—
January 1, 2017(1)	10,587	10,587
January 1, 2018(1)	11,419	11,419	11,419

Performance-Based LTIP Units(3)

	Vesting Date
Grant Date	December 31, 2018	December 31, 2019	December 31, 2020
January 1, 2016(2)	126,594	—	—
January 1, 2017(2)	—	143,160	—
January 1, 2018(2)	—	—	152,439

(1)	Your Service-Based LTIP Units granted in 2016, 2017 and 2018 continue to vest on their regularly scheduled vesting dates as set forth in the table.
(2)

Per Section 4 of the applicable Award agreements, performance-based LTIP Units vest without proration based on actual performance through the end of the Performance Period. The LTIP Units set forth in the table assume performance is achieved at maximum, and as a result, you may, upon application of the actual terms of the award, vest in a lower number of performance-based LTIP Units than set forth in the table.

(3)	Actual performance will be determined at the end of the Performance Period in accordance with the Award agreement and results may be lower than this estimate.

A-1

Exhibit B

Release of All Claims

Release of All Claims

This Release of All Claims (this “Release”) of all claims is made as of                          by and between Arthur M. Coppola (“Executive”) and The Macerich Company (the “Company”).

Executive’s Release

1.

Executive makes this Release on behalf of himself and his respective predecessors, successors, ancestors, descendants, spouse, dependents, executors, heirs, administrators, assigns and anyone else claiming by, through or under each of them.

2.

In exchange for the consideration provided in the Consulting Agreement between Executive and the Company dated December 31, 2018 (the “Consulting Agreement”) which Executive acknowledges and agrees is fair and adequate, Executive hereby agrees to fully release, waive and forever discharge the Company, including all of the Company’s related, affiliated and client entities (including corporations, limited liability companies, partnerships and joint ventures) and with respect to each of the Company and its related, affiliated and client entities:

a.	their respective members, parents, subsidiaries, affiliates, predecessors, successors and associates, participants, present and former, and each of them, and

b.

their respective directors, shareholders, partners, officers, agents, owners, attorneys, servants, employees, trustees, plan administrators, fiduciaries, representatives and assigns, past and present, and each of them, all of which together and collectively are hereinafter referred to as (the “Company Releasees”).

3.

This full release and discharge is effective with respect to all claims, promises, causes of action or similar rights of any type, known or unknown, which Executive ever had, now has or may hereafter claim to have had, against the Company or the Company Releasees, arising out of any act or omission occurring on or prior to the date of this Release.

4.

Executive’s full release and discharge is effective with respect to all claims, wages or any other payments, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected (collectively, “Claims”), arising out of any act or omission occurring before Executive’s execution of this Release, including but not limited to, any Claims based on, arising out of, or related to: Executive’s employment with or services to, or the ending of Executive’s employment with or services to the Company; the federal, state or local laws that prohibit harassment or discrimination on the basis of race, national origin, religion, sex, gender, age, marital status, bankruptcy status, disability, perceived disability, ancestry, sexual orientation, family and medical leave, or any other form of harassment or discrimination or related cause of action (including but not limited to failure to maintain an environment free from harassment and retaliation, inappropriate comments or touching and/or “off-duty” conduct of any the Company employee); California Labor Code; severance pay, bonus, commission, or similar benefit, sick leave, pension, retirement, vacation pay, wages, incentive pay, life insurance, health or medical insurance or any other fringe benefit, or disability; or any other occurrences, acts or omissions whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of any of the Company Releasees committed or omitted prior to the date of this Release, including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the California Labor Code, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Unruh Act or any other federal, state or local law, regulation, ordinance, statute or under the common law. Executive represents that at the time of the execution of this Release, he suffers from no work-related injuries and has no disability or medical condition as defined by the Family Medical Leave Act. Executive represents that he has no workers’ compensation claims that he intends to bring against the Company.

5.

Notwithstanding anything to the contrary above, the release of Claims in this paragraph is not intended to and does not apply to any Claims which cannot be released as a matter of law, including claims arising from events which occur after the execution of this Release, unemployment claims, state or federal disability claims, or workers’ compensation claims, all of which survive this Release. Further notwithstanding, the release of Claims in this paragraph is not intended to and does not release any claims, as applicable, for (a) the vesting of Awards described in Exhibit A to the Consulting Agreement, (b) any operating partnership units or common stock received prior to the date hereof in redemption thereof held by Executive as of the date hereof, (c) indemnification, directors’ and officers’ insurance,(d) vested employee benefits under any qualified retirement plan to which Executive may be entitled pursuant to the terms of any indemnification, insurance policy, agreement or plan, and, with respect to such plans, Executive’s right to any benefits will be determined under the terms of the applicable plan documents and (e) Executive’s rights under the Consulting Agreement.

6.

Executive retains the right to petition the National Labor Relations Board, the Equal Employment Opportunity Commission and California Department of Fair Employment and Housing regarding any conduct which Executive believes, in good faith, to warrant review by such agency, provided, however, Executive acknowledges and agrees that any claims for personal relief in connection with such a charge or investigation (such as reinstatement or money damages) would be and are hereby barred. In addition, this release does not prevent Executive from filing any lawsuit authorized by the Age Discrimination in Employment Act challenging the validity of this release and this release does not apply to any other rights Executive cannot lawfully release under applicable law.

7.

Executive agrees that no action, suit or proceeding has been brought or complaint filed or initiated by himself or any executor, heir, administrator or assign in any court, or with any governmental body or commission with respect to any matter or course of action based upon any facts that might have occurred prior to the date of this Release whether known now or discovered hereafter, nor has Executive assigned or transferred any Claim being released hereby or purported to do so.

8.

Executive also agrees that if any Claim is prosecuted in his name before any court or administrative agency, he waives and agrees not to take any award or other damages from such suit to the extent permissible under applicable law.

The Company’s Release

9.

The Company, on its behalf and on behalf of its affiliated entities, and their respective predecessors and successors, agrees to fully release, waive and forever discharge Executive with respect to all claims, promises, causes of action or similar rights of any type (including Claims), known or unknown, which any of them ever had, now has or may hereafter claim to have had, against Executive, arising out of any act or omission occurring before the Company’s execution of this Release, including but not limited to, any Claims based on, arising out of, or related to Executive’s employment with, or the ending of Executive’s employment with the Company or any other occurrences, acts or omissions whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of any of Executive committed or omitted prior to the date of this Release; provided, that, nothing under this Release shall release Executive from Claims of or relating to criminal acts against the Company, bad faith, gross negligence, willful misconduct, fraud, embezzlement, breach of fiduciary duty, breach of any restrictive covenants, or contribution.

Miscellaneous

10.

The Company and Executive agree that this Release and the consideration set forth herein are not an admission by the Company Releasees of any wrongdoing or liability. The Company Releasees specifically deny any liability or wrongful acts against Executive. The Company and Executive agree that this Release and the covenants made herein are not an admission by the Company or Executive of any wrongdoing or liability.

11.

The parties acknowledge that, after the execution of this Release, they may discover facts different from or in addition to those that they now know or believe to be true with respect to the Claims released herein. Nonetheless, this Release shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts and the parties intend for any release to fully, finally, and forever settle and release the items (including, without limitation, Claims) released in this Release.

12.

The Company and Executive hereby acknowledge that each has read this Release and fully know, understand and appreciate the contents and effects thereof, and that each executes this Release voluntarily and of their own free will and accord. Executive further acknowledges that he was advised, and has had the opportunity, to consult with legal counsel of Executive’s own choosing with respect to the execution and legal effect of this Release, or has voluntarily and knowingly chosen not to consult with legal counsel.

13.	Executive further specifically agrees and acknowledges: (i) that his waiver of rights under this Release is knowing and voluntary as required under the Age Discrimination in

Employment Act, 29 U.S.C. § 621 et. seq. and the Older Workers Benefit Protection Act; (ii) that he understands the terms of this Release; (iii) that the Company advised him to consult with an attorney prior to executing this Release; (iv) that the Company has given him a period of up to twenty-one (21) days within which to consider this Release; (v) that, following his execution of this Release, he has seven (7) days in which to revoke his agreement to this Release as specified below, and that, if he chooses not to so revoke, this Release shall then become effective and enforceable and the payments set forth herein shall then be provided to him in accordance with the terms of this Release; and (vi) nothing in this Release shall be construed to prohibit him from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Release, with a government agency or the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission. However, the Executive agrees he is waiving the right to monetary damages or other equitable or monetary relief as a result of any such proceeding.

14.

Executive may revoke this Release and his release insofar as it extends to potential claims under the Age Discrimination in Employment Act, by informing the Company of his intent to revoke this Release and his release within seven (7) calendar days following his execution of this Release. Executive understands that any such revocation must be in writing and delivered by hand and received by the Company at the address set forth herein in Section 20 of the Consulting Agreement, prior to the end of the seventh day following his execution and delivery of this Release to the Company. Executive understands that if Executive exercises his right to revoke, then (i) the Company will have no obligations under this Release to Executive or to others whose rights derive from him and the Company’s agreements (including the releases hereunder and payment obligations under the Consulting Agreement) will be void ab initio and (ii) Executive will have no right to retain (and will forfeit without further action by Executive) any payments paid (except as required under applicable law). Notwithstanding anything herein to the contrary, the obligations set forth in this Release do not become effective until the expiration of the revocation period.

15.

This Release shall be binding upon the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall ensure to the benefit of each party and to their heirs, administrators, representatives, executors, successors and assigns.

16.

Should any provision of this Release be declared or determined by any court or by an arbitrator to be illegal or invalid, the validity of the remaining parts, terms and provisions shall not be affected thereby and the illegal or invalid part, term or provision shall not be deemed to be a part of this Release.

17.

The Company and Executive acknowledge that, except as provided for in this Release, this Release, together with the Consulting Agreement, which are expressly incorporated herein by reference, constitutes the entire and exclusive agreement between the Company and Executive with respect to the subject matter hereof and that no other promise, inducement or agreement has been made to either party in connection with the subject matter hereof. The Company and Executive further acknowledge that this Release is not subject to modifications of any kind, except for modifications in writing which are signed by both parties.

18.	Subject to the terms of this Release, Executive and the Company expressly waive any and all rights and benefits conferred upon them by Section 1542 of the California Civil Code:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS, HER OR ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, HER OR IT MUST HAVE MATERIALLY AFFECTED HIS, HER OR ITS SETTLEMENT WITH THE DEBTOR.

Subject to the terms of this Release, Executive and the Company further waive and relinquish all rights and benefits they may have under any other statutes or common law principles of similar effect. Executive and the Company further affirm that they are, respectively, knowingly releasing all known and unknown Claims that they have or may have against the Company Releasees or Executive as specifically set forth herein.

This Release may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Release may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

[Signature Page Follows]

THE UNDERSIGNED HAVE READ THE FOREGOING RELEASE OF ALL CLAIMS AND ACCEPT AND AGREE TO THE PROVISIONS IT CONTAINS AND HEREBY EXECUTE IT VOLUNTARILY WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

EXECUTED this             day of                    , 20        , in the State of California, with the effective date as set forth above.

EXECUTIVE

Arthur M. Coppola

THE MACERICH COMPANY

By:

Name:

Title: